Exhibit 99.2

Filed by International DisplayWorks, Inc.

(Commission File No. 000-27002)

pursuant to Rule 425 under the

Securities Act of 1933, as amended

Subject Company: Flextronics International Ltd.

(Commission File No. 000-23354)

THE FOLLOWING IS A TRANSCRIPT OF THE INTERNATIONAL DISPLAYWORKS ANALYST/INVESTOR

CONFERENCE CALL HELD ON SEPTEMBER 5, 2006

Good morning everyone. This is Tom Lacey, Chairman and CEO of International DisplayWorks Inc. and welcome to today’s conference call.

Before we begin, I would like to remind you that the matters we are about to discuss include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties described in IDW’s SEC reports including the annual report on Form 10-K for the fiscal year ended October 31, 2005 and our to be filed quarterly report for the period ended July 31, 2006, and other factors that will be outlined in the Proxy Statement/Prospectus that will be filed pursuant to the proposed transaction, all of which are or will be available on the SEC’s website at www.sec.gov.

These forward-looking statements include IDW’s expectation that the merger will close in the fourth quarter of 2006.

Also, in connection with the proposed transaction, a registration statement on Form S-4 that will contain a Proxy Statement/Prospectus will be filed by Flextronics with the SEC. Shareholders of IDW are encouraged to carefully read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that will be part of the registration statement. These documents will contain all important information about the merger. IDW and its directors and executive officers, and Flextronics and its directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the Proxy Statement/Prospectus to be filed, and publicly available once prepared as referenced in the Press Release.

Also, this communication shall not be construed as an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale or solicitation in any jurisdiction where it would be unlawful prior to registration and qualification. No offering of securities or solicitation of proxies shall be made except by means of the definitive proxy statement/prospectus meeting applicable requirements of the SEC.

During this call I will make a prepared statement. I will not be able to take any questions, but I would once again refer you to the proxy statement and other materials that will be filed with the SEC as a source for further information. For any questions not addressed in this statement investors are able to send their questions to  Investor-relations@idwusa.com.  Based upon the review of any questions and  as appropriate under disclosure and proxy solicitation rules and requirements, we may provide additional information regarding the transaction in our public filings.

This conference call is open to the public and can be accessed at International DisplayWorks' website at www.idwk.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. IDW intends to post on its website a transcript of the prepared management statement from this conference call in the near term.

As you have no doubt seen, Flextronics and International DisplayWorks jointly announced today that we have signed a definitive agreement through which Flextronics will acquire IDW in a stock-for-stock merger with an aggregate equity value, at the time of announcement, of approximately $300 million, or $6.55 per share of IDW stock. IDW shareholders will own approximately 4.1% of the combined company after the merger is consummated.

At closing, IDW shareholders will receive, in exchange for each outstanding share of IDW stock held by them, a fraction of a share of Flextronics common stock, with such fraction to be based on an exchange ratio subject to the following collar.

If Flextronics’ average share price for the 20 consecutive trading days ending on the fifth trading day immediately preceding the closing is:

•	between $10.56 and $12.91, the exchange ratio shall equal the quotient obtained by dividing $6.55 by Flextronics’ average share price;
•	greater than $12.91 and less than or equal to $13.49, the exchange ratio shall be fixed at 0.5075x;
•	greater than $13.49, the Exchange Ratio shall equal the quotient obtained by dividing $6.85 by Flextronics’ average share price; or
•

less than $10.56, the Exchange Ratio shall be fixed at 0.6202x, provided that IDW shall have the right to terminate the agreement if Flextonics’ average share price is below $9.97. In this circumstance, Flextronics retains the right to exercise their top-up provision and increase the exchange ratio.

Based on recent market rumors regarding a potential transaction, Flextronics and IDW decided to accelerate the announcement of this transaction. The exchange ratio at announcement implies a purchase price of $6.55 per share, which represents a premium of 10.1% over Friday’s closing price of $5.95 per share. Analyzed over a longer period of time, $6.55 represents a 37.3% premium over the spot price 4 weeks prior to the announcement, a 27.0% premium over our 30-day average closing price and 27.2% over our 60-day average closing price.

Let me give you some background on how we arrived at today’s announcement. The details of the engagement will be detailed in our public filings. We have been exploring a variety of potential strategic engagement between Flextronics and IDW since approximately September of last year. Similarly, we have been exploring potential arrangements with other companies as well.

As we have previously disclosed, Flextronics has been and continues to be one of our top customers. We see some real synergies with the completion of this transaction.. After numerous meetings, analysis and research with Deutche Bank, our board of directors, our management team, consultant and Flextronics; in early August of this year, Mike McNamara and I agreed to explore the transaction structure we announced today.

Flextronics’ proven track record, strong balance sheet and reputation as a global leader in electronics manufacturing services make the deal an attractive one for IDW’s customers, shareholders and employees. Specifically, the transaction will provide IDW customers with an enhanced portfolio of capabilities, greater scale, expanded supply chain leverage and the advantages of an increased global footprint.

As outlined in our press release, the intention is for IDW to become part of a business unit within Flextronics. This business unit will employ approximately 8,000 people and will deliver more complete solutions to customers including LCDs, Camera Modules, TV tuners and WiFi modules. We expect to identify significant synergies capitalizing on the strengths of both organizations.

The Board of Directors of IDW is recommending shareholders approve this transaction as we believe the certainty, value and form of consideration offered shareholders is preferable to continuing as an independent public company.

The transaction has been approved by both companies’ Boards of Directors and is subject to customary closing conditions, including IDW stockholder approval and certain regulatory approvals. As a result of the acquisition, IDW will become a wholly-owned subsidiary of Flextronics.

Again, the board of directors believes this to be an excellent outcome for our shareholders. Thank you very much for your time.

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Additional Information and Where to Find It:

In connection with the proposed merger, Flextronics intends to file with the Securities and Exchange Commission a registration statement on Form S-4 that will contain a Proxy Statement/Prospectus. Investors and security holders are urged to read the Registration

Statement and the Proxy Statement/Prospectus carefully when they become available because they will contain important information about Flextronics, IDW and the acquisition. The Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents filed with the SEC, may be obtained free of charge at the SEC’s web site www.sec.gov. In addition, investors and security holders may obtain a free copy of other documents filed by Flextronics or IDW by directing a written request, as appropriate, to International DisplayWorks, Inc., 1613 Santa Clara Drive, Suite 100, Roseville, CA 95661, Attention: Corporate Secretary, or to Flextronics’s U.S. offices at 2090 Fortune Drive, San Jose, CA 95131, Attention: Investor Relations. Investors and security holders are urged to read the Proxy Statement/Prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.